Exhibit 10.1

FIRST AMENDMENT AGREEMENT

THIS FIRST AMENDMENT AGREEMENT (this “Amendment”) is effective as of October 30, 2025, among BK TECHNOLOGIES, INC., a Nevada corporation (“Borrower”) and FIFTH THIRD BANK, NATIONAL ASSOCIATION (formerly known as Fifth Third Bank) (along with its successors and assigns, “Lender”);

W I T N E S S E T H :

WHEREAS, the Borrower and the Lender are parties to that certain Credit Agreement, dated as of October 30, 2024 (as amended from time to time, the “Credit Agreement”);

WHEREAS, the Borrower is truly and justly indebted to Lender under the terms of the Note, as such term is defined in the Credit Agreement;

WHEREAS, the Borrower has requested that Lender amend certain provisions of the Credit Agreement, and the Lender has so agreed, subject to the terms and conditions hereof;

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the parties hereto agree as follows:

1.           Definitions; Amendment a Loan Document. Unless otherwise specifically defined herein, each capitalized term used herein which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement,” and each other similar reference contained in the Credit Agreement or any Note, as applicable, shall from and after the date hereof refer to the Credit Agreement or such Note, as applicable, as amended hereby. This Amendment is a Loan Document. Any payments to be made by the Borrower under this Amendment shall be paid in immediately available funds, unless otherwise expressly provided herein.

2.           Amendment. Effective upon satisfaction of the terms and conditions to effectiveness set forth in Section 10 hereof:

(a)         The following definitions contained in Appendix A of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin” means, as of any date, the applicable per annum rate set forth below in the applicable column in the table below based on the then Total Funded Debt Ratio.

Pricing Grid Level	Total Funded Debt Ratio	Index Rate Margin applicable to Revolving Credit Advances

I	> 1.75 to 1.00	2.25%

II	> 1.50 to 1.00	2.00%

III	≤ 1.50 to 1.00	1.75%

For purposes of determining the Applicable Margin, the Total Funded Debt Ratio will, on and after the First Pricing Grid Determination Date, be determined as of the First Pricing Grid Determination Date and as of the end of each fiscal quarter and fiscal year of Borrower ending on or after the First Pricing Grid Determination Date (each such date being a “Determination Date”). The “First Pricing Grid Determination Date” occurring on and after the Closing Date will be February 15, 2026. On Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to the Credit Agreement, the Applicable Margin will be subject to adjustment in accordance with the table set forth above based on the then Total Funded Debt Ratio so long as no Event of Default is existing as of the applicable effective date of adjustment (and, if any such Event of Default is then existing, any such adjustment to the Applicable Margin will be at Lender’s sole election) The foregoing adjustment, if applicable, will become effective on the first Business Day of the first calendar month after Lender’s receipt of the financial statements and Compliance Certificate required to be delivered to Lender pursuant to the Credit Agreement until the next succeeding effective date of adjustment pursuant to this paragraph. Each of the financial statements and Compliance Certificate required to be delivered to Lender must be delivered to Lender in compliance with the Credit Agreement. If, however, either the financial statements or the Compliance Certificate required to be delivered to Lender pursuant to the Credit Agreement have not been delivered in accordance therewith, then, at Lender’s option, commencing on the date upon which such financial statements or Compliance Certificate should have been delivered in accordance with the Credit Agreement and continuing until such financial statements or Compliance Certificate are actually delivered in accordance with the Credit Agreement, for purposes of determining the Applicable Margin, the pricing associated with Pricing Grid Level I will be applicable. From the Closing Date until the first adjustment after the First Pricing Grid Determination Date in accordance with the terms hereof, the Applicable Margin shall be as set forth in Pricing Grid Level III. Notwithstanding that Pricing Grid Levels could include a Total Funded Debt that is in violation of the applicable ratio required by the Credit Agreement (e.g., by providing for a Total Funded Debt in the table set forth above which is more than the then permitted covenant level set forth in the Credit Agreement), if Borrower violates the Financial Covenant set forth in the Credit Agreement for any fiscal quarter-end or fiscal year-end, then Lender may, without notice and in addition to any increase in the Applicable Margin pursuant to this paragraph, implement the Default Rate. In the event that any Compliance Certificate delivered pursuant to the terms of the Agreement is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) Borrower shall immediately deliver to Lender a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) Borrower shall immediately pay to Lender the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Lender with respect to Section 2.4(c) and Section 9 hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Advances.

“Availability” means, as of any date of determination, the Maximum Revolver Amount, as of such date.

“Commitment Termination Date” means the earliest of (a) October 30, 2028, (b) the date of termination of Lender’s obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(a), and (c) the date of indefeasible prepayment in full by Borrower of the Advances and the cancellation and return (or stand-by guaranty) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to the applicable Loan Documents (and on terms and conditions acceptable to Lender), and the termination and permanent reduction of the Revolving Loan Commitment to $0.

“Guarantors” means Parent and each other Person, if any, that guaranties any of the Obligations on or after the Closing Date.

“Revolving Loan Commitment” means the aggregate commitment of Lender to make Revolving Credit Advances or incur Letter of Credit Obligations in an aggregate amount equal to SIX MILLION AND 00/100 UNITED STATES DOLLARS ($6,000,000.00) subject to the terms and conditions of this Agreement, which may, upon the satisfaction of the Revolving Loan Increase Conditions be increased no more than one time to the cumulative amount of up to FOURTEEN MILLION AND 00/100 Dollars ($14,000,000).

“Revolving Loan Increase Conditions” means the occurrence of each of the following conditions (unless waived by Lender in its sole discretion): (a) Lender shall have received, reviewed and be satisfied in all respects with the Loan Parties’ most recent financial statements, (b) at the relevant time of determination of any of the conditions in this definition, no Default or Event of Default shall have occurred and be continuing or result therefrom, (c) Borrower shall have submitted to Lender a written request that the Revolving Loan Commitment be increased no earlier than thirty (30) Business Days prior to the date of the requested increase, which request shall detail the requested amount of the increase (the cumulative amount of such increases may not be more than $8,000,000) and the date on which the Borrower desires the increase to take effect, (d) after giving effect to the increase, the total cumulative amount advanced under the Revolving Loans shall be no greater than $14,000,000, (e) Lender shall have received evidence from Borrower satisfactory to Lender that the Loan Parties shall be in compliance with all financial covenants set forth in Section 6.1 hereof after giving effect to such increase, (f) the Borrower shall have executed and delivered to Lender an amended and restated Note in form and substance acceptable to Lender in all respects, (g) Borrower and Lender shall execute an amendment to this Agreement evidencing such increase, (h) Lender shall have received updated lien searches and such other diligence as is required by Lender, (i) Borrower shall have paid the fee set forth in Section 2.3(e)(v), and (j) Lender shall have consented to such increase in its sole and absolute discretion.

(b)          The following definitions contained in Appendix A of the Loan Agreement are hereby deleted in their entirety: Borrowing Base, Borrowing Base Certificate, Eligible Accounts, Eligible Government Receivables and Eligible Inventory.

(c)          Section 2.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.1 Revolving Credit Advances.(a)         Subject to the terms and conditions hereof, Lender agrees to make available to Borrower, from time to time until the Commitment Termination Date, advances pursuant to its Revolving Loan Commitment (each, a “Revolving Credit Advance”); provided, that the aggregate principal amount of such Revolving Credit Advances will not result in the Revolving Exposure exceeding the Maximum Revolver Amount. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i)         Borrower shall deliver to Lender a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to clause (ii) of this Section 2.1(a)), such Notice of Borrowing to be delivered no later than 12:00 p.m. (Orlando, Florida time) (or such later time acceptable to Lender in its sole discretion) on the day of such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii)         Borrower hereby authorizes Lender to make Revolving Credit Advances based on telephonic or electronic notices made by any Person that Lender, in good faith, believes to be acting on behalf of Borrower, in accordance with procedures established by, or otherwise acceptable to, Lender from time to time in its sole discretion (including Lender’s confirmation of such notices). All Revolving Credit Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs Lender.

(b)         The making of each Advance by Lender, whether under Section 2.1(a) or otherwise, will be deemed to be a representation by Borrower that the Advance will not violate the terms of Section 2.1(a). Lender shall have no duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.

(c)         Reserved.

(d)         Section 2.3(e)(ii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(ii)         Unused Commitment Fee. Borrower agrees to pay to Lender an unused commitment fee (the “Unused Commitment Fee”) from and including the Closing Date until termination of the Revolving Loan Commitment, computed at the rate of 0.25% per annum, on the daily difference between (A) the outstanding amount of the Revolving Loans and (ii) the Revolving Loan Commitment. The Unused Commitment Fee shall be payable in arrears on the first day of each Fiscal Quarter, commencing January 1, 2025.

(e)         A new Section 6.1(c) is hereby added to the Loan Agreement as follows:

(c)          Annual Cleanup. Borrower shall cause the outstanding principal balance of the Revolving Credit Advances to be zero Dollars for at least thirty consecutive days during each annual period ending on the anniversary of the date hereof.

(f)         Section 7.1 (a) (i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i)    Borrower shall cause Parent to deliver (A) each of the consolidated financial statements and Compliance Certificates required by Section 3(c) of Parent’s Guaranty as and when due and (B) each management discussion and analysis, if any, prepared in connection with such financial statements.

(g)         Section 7.1 (b) (i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i)         Reserved.

(h)         Section 8.2 (c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(c)         after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the Maximum Revolver Amount; or

(i)         Section 11.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

11.14. Counterparts; Execution of Loan Documents; Entire Agreement

(a)          Counterparts. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto.

(b)          Execution of Loan Documents. Each party (i) agrees that it will be bound by its own Digital Signature, (ii) accepts the Digital Signature of each other party, and (iii) agrees that such Digital Signatures shall be the legal equivalent of manual signatures. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as adopted by the laws of the state that govern the Loan Documents, or any similar state laws. Notwithstanding anything herein to the contrary, Lender is under no obligation to accept an electronic signature in any form or in any format unless expressly agreed to by Lender pursuant to procedures approved by it; provided further, without limiting the foregoing, (x) to the extent that Lender has agreed to accept, or accepted, an electronic signature, Lender shall be entitled to rely upon such electronic signature purportedly given by or on behalf of any Person without further verification and (y) upon the request of Lender, the manually executed counterpart of the electronic signature shall be promptly delivered to Lender.

(c)          Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

As used herein, “Digital Signature” shall mean the signing party’s digital signature executed using a digital signature service provider and digital signature process acceptable to Lender in its sole discretion.

3.          Restatement of Representations and Warranties. The Borrower hereby represents and warrants that, as of the date of this Amendment, and after giving effect to the terms of this Amendment, there exists no Default or Event of Default. The Borrower hereby restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement, Note and the other Loan Documents as fully as if made on the date hereof, except to the extent (i) expressly amended in Section 2 above and (ii) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date).

4.          Effect of Amendment; No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement, Note or any of the Loan Documents or any debt or other obligations owed by Borrower to Lender. The amendments set forth in Section 2 above shall be deemed to have prospective application only, unless otherwise specifically stated herein. Notwithstanding the foregoing, the agreements of Lender contained in this Amendment shall not (i) apply to any other past, present or future noncompliance with any provision of the Credit Agreement, Note or any of the other Loan Documents, (ii) impair or otherwise adversely affect the Lender’s right at any time to exercise any right or remedy in connection with the Credit Agreement or any of the other Loan Documents, or (iii) except as expressly set forth in Section 2 above, (1) amend, modify or otherwise alter any provision of the Credit Agreement, Note or any of the other Loan Documents, or (2) constitute a mutual departure from the terms, covenants, conditions and agreements contained in the Credit Agreement, Note or any of the other Loan Documents other than as expressly agreed to in Section 2 above. Nothing in this Amendment shall affect or limit the Lender’s right to require payment of debt and other obligations owing from the Borrower to the Lender under, or to require strict performance of the terms, covenants, conditions and agreements contained in the Credit Agreement, Note and the other Loan Documents, to exercise any and all rights, powers and remedies under the Credit Agreement, Note or the other Loan Documents or at law or in equity, or to do any and all of the foregoing pursuant to and to the extent permitted by the Loan Documents.

5.          Borrower Ratification, Reaffirmation and Release. The Borrower hereby restates, ratifies and reaffirms each and every term, covenant and condition set forth in the Credit Agreement, Note and the other Loan Documents effective as of the date hereof. The Borrower acknowledges, agrees, represents and warrants that the Credit Agreement, Note and the other Loan Documents, as amended and affected by this Amendment, constitute legal, valid, binding and enforceable obligations of Borrower as of this date, free from any defense, counterclaim, offset or recoupment, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity. The Borrower hereby waives, releases and discharges Lender from any and all claims, demands, actions or causes of action relating to the Loan Documents and arising from actions taken or omitted to be taken prior to the date of this Amendment (but excluding any claims, demands, actions or causes of action, in each case to the extent same occurred by reason of the gross negligence or willful misconduct of Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction).

6.          Other Obligor Consent, Ratification, Reaffirmation and Release. The undersigned “Guarantor” hereby: (i) acknowledges receipt of this Amendment, (ii) consents to the execution and delivery of this Amendment by the parties thereto and (iii) reaffirms all of its guarantee obligations and other covenants and agreements under the continuing guaranty agreement (“Guaranty”) executed and delivered by it in favor of Lender and agrees that none of its guarantee obligations and other covenants and agreements shall be affected by the execution and delivery of this Amendment. Guarantor further acknowledges, agrees, represents and warrants that the Loan Documents to which Guarantor is a party, as amended and affected by this Amendment, constitute legal, valid, binding and enforceable obligations of Guarantor as of this date, free from any defense, counterclaim, offset or recoupment, and are hereby ratified and reaffirmed, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar laws and by equitable principles, whether considered at law or in equity. Guarantor hereby waives, releases and discharges Lender from any and all claims, demands, actions or causes of action relating to the Loan Documents and arising from actions taken or omitted to be taken prior to the date of this Amendment (but excluding any claims, demands, actions or causes of action, in each case to the extent same occurred by reason of the gross negligence or willful misconduct of Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction).

7.          Counterparts; Section References; Acceptance of Agreement.

(a)          Counterparts. This Amendment and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. Signatures by facsimile or other electronic transmission (including “pdf” or “tif” format) shall bind the parties hereto.

(b)          Execution of Loan Documents. Each party (i) agrees that it will be bound by its own Digital Signature, (ii) accepts the Digital Signature of each other party, and (iii) agrees that such Digital Signatures shall be the legal equivalent of manual signatures. The words “execution,” “signed,” “signature,” and words of like import in this Amendment and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act as adopted by the laws of the state that govern the Loan Documents, or any similar state laws. Notwithstanding anything herein to the contrary, Lender is under no obligation to accept an electronic signature in any form or in any format unless expressly agreed to by Lender pursuant to procedures approved by it; provided further, without limiting the foregoing, (x) to the extent that Lender has agreed to accept, or accepted, an electronic signature, Lender shall be entitled to rely upon such electronic signature purportedly given by or on behalf of any Person without further verification and (y) upon the request of Lender, the manually executed counterpart of the electronic signature shall be promptly delivered to Lender.

(c)          Entire Agreement. This Amendment and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

As used herein, “Digital Signature” shall mean the signing party’s digital signature executed using a digital signature service provider and digital signature process acceptable to Lender in its sole discretion.

8.          Further Assurances; Reimbursement of Lender Expenses. The Borrower agrees to take such further actions as the Lender shall reasonably request in connection with this Amendment to evidence the agreements contained in this Amendment. Borrower agrees to pay directly or reimburse Lender for all of Lender’s fees and expenses outstanding relating to the Credit Agreement and the other Loan Documents, in each case to the extent required and pursuant to the terms of Section 10.1 of the Credit Agreement.

9.          Governing Law; Severability; Successors and Assigns. This Amendment shall be governed by and construed and interpreted in accordance with, the laws of the State of Florida. If any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Amendment. This Amendment shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Lender’s prior written consent.

10.         Conditions Precedent. This Amendment shall become effective only upon (a) execution and delivery of this Amendment by the parties hereto, (b) the execution and delivery of an officer’s certificate, with attached resolutions, in substance and form reasonably acceptable to Lender and (c) payment in immediately available funds the fees and expenses listed on, and in accordance with, the Amendment Closing Statement attached hereto as Exhibit A.

[SIGNATURES CONTAINED ON FOLLOWING PAGES]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto under seal as of the day and year first above written.

BORROWER:

BK TECHNOLOGIES, INC., a Nevada corporation

By: /s/ Scott A. Malmanger
Name: Scott A. Malmanger
Title: Chief Financial Officer, Secretary and Treasurer

GUARANTOR:

BK TECHNOLOGIES CORPORATION, a Nevada corporation

By: /s/ Scott A. Malmanger
Name: Scott A. Malmanger
Title: Chief Financial Officer, Secretary and Treasurer

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: Nicolas Venovski
Name: Nicolas Venovski
Title: Vice President